Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174086, 333-211715, and 333-211716 on Form S-8 and Registration Statement Nos. 333-144043, 333-162655, and 333-229822 on Form S-3 of our reports dated February 15, 2022, relating to the consolidated financial statements of Huntsman Corporation and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 15, 2022